Exhibit 10.20

Executive Deferral Plan

Summary Plan Document January 1, 2008

The Verizon Wireless Executive Deferral Plan (“EDP”) is a non-qualified deferred compensation plan which supplements our Savings and Retirement Plan and provides a capital accumulation opportunity to you by permitting you to defer your base salary over the IRS compensation limit, as well as any short-term incentive payment (“STI”) or commissions that you receive in 2008.

Eligibility

Verizon Wireless employees in Band B or above (or its equivalent) under the Verizon Wireless compensation banding structure, may participate in the EDP.

How The Plan Works

IRS rules prohibit contributions to our Savings and Retirement Plan (“Savings Plan”) on pay over certain compensation limits to prevent discrimination against non-highly compensated employees. As your income grows, this limit (although periodically adjusted by the IRS) could exclude a significant portion of your earnings from consideration under the Savings Plan.

IRS rules also limit the amount you can contribute to the Savings Plan on a pre-tax basis.

The EDP is designed to restore pre-tax deferrals and matching contributions limited by these rules.

The EDP allows you to make the following types of pre-tax contributions:

•	All or part of your base salary for 2008 anticipated to be over the IRS compensation limit (in increments of 1%), and

•	All or part of your STI or commissions, if any (in increments of 1%).

When contributions are credited to the EDP, an account is established in your name. Amounts deferred in the EDP become part of the general assets of Verizon Wireless and will be deemed invested in available investment vehicles chosen by you. However, no money is actually invested. Instead, “investment returns” are calculated by “tracking” your selected investment vehicles. The amounts tracked for each participant are for record-keeping purposes only and are not backed by any actual funds or guarantees. You have the status of an unsecured creditor of Verizon Wireless.

As with any investment, you bear the risk for investment gains/losses.

You can request statements by making your election on NetBenefits or dial the Voice Response System at 1-800-295-4015.

With certain exceptions discussed below, your choice of how much to contribute under the EDP is irrevocable for the year. You cannot decrease or increase your deferral election during the year. You must make your short-term incentive deferral elections 6 months prior to the end of the performance period, base salary and commission deferral elections before the year begins. Your base salary deferrals over the compensation limit will be taken out of each of your 26 paychecks in an equal amount.

Enrollment

If you are eligible to participate in the EDP, there will be as many as two annual enrollment/election periods. When you become eligible to participate in the EDP, you must enroll on-line for purposes of salary and commission deferrals no later than the end of the year prior to the year in which your deferrals will begin.

You must enroll on-line for purposes of STI payment deferral elections before June 30 of the year in which the STI is earned. For example, prior to June 30, 2007 you must elect whether to defer a portion of your STI, payable in 2008.

If you become eligible to participate in the EDP after the year has begun, you have 30 days to enroll from date of eligibility.

For each subsequent year of participation, you will have the opportunity to elect whether you will participate in the EDP for that year. You will receive information about your participation for the coming year approximately four to six weeks before these elections are due.

Base Salary Deferrals

When you enroll, you may elect to defer (in 1% increments) all or a portion of your base salary over the IRS compensation limit.

Your base salary deferrals will be deducted from each of your 26 paychecks based upon the amount of your annual base salary that is anticipated to exceed the IRS compensation limit for the year.

If at any time during a year in which you are participating in the EDP and Verizon Wireless believes that the IRS compensation limit will no longer affect you or you are no longer eligible to participate due to a salary band change below Band B or for any other reason, no further eligible pay will be deferred from your paychecks under the EDP.

Short-Term Incentive Payment (“STI”) or Commission Payment Deferrals

You may also elect to defer any percentage of any STI or commissions that you receive during the year. You may elect to defer all or a portion (in 1% increments) of your STI or commission payments.

If you elect to defer all or a portion of your STI or commission payments, you will receive as taxable income only that portion of your bonus or commission that was not deferred or contributed on a pre-tax basis to the Savings Plan or the EDP. The portion of your STI or commission payment that you elected to defer will be credited to your EDP account and deemed invested according to your investment tracking elections.

Effect of Your EDP Participation on Other Benefit Programs

The value of your STI or commissions will be used to determine your eligible pay under the Life, AD&D, and Long-Term Disability programs of the Company.

Employer Contributions

Fixed Matching Contributions

Under the EDP, the Company will match up to 6% of your base salary deferrals over the compensation limit. Verizon Wireless will also match up to 6% of any STI or commission deferral that you make under the EDP. Any STI Award or commissions not deferred under the EDP will first qualify for matching contributions (up to 6%) under the Savings Plan.

In the aggregate, company matching contributions under the EDP and Savings Plan cannot exceed 6% of your total compensation (base plus STI or commissions).

Example #1	Example #2
Base Salary < IRS Compensation Limit	Base Salary > IRS Compensation Limit

STI = $100,000	STI = $100,000
EDP Deferral % = 6%	EDP Deferral % = 6%
401k Deferral % = 6%	401k Deferral % = 6%

EDP Contribution = $6,000 = ($100,000 * 6%)	EDP Contribution = $6,000 = ($100,000 * 6%)

401K Contribution = $5,640 = [($100,000 - $6,000) = $94,000 * 6%]	401K Contribution = $5,640 = [($100,000 - $6,000) = $94,000 * 6%]

EDP Company Match = $360 = ($6,000 * 6%)	EDP Company Match = $6,000

401k Company Match = $5,640 = dollar for dollar match up to 6%

Total Aggregate Match = $6,000 = ($100,000 * 6%)	If your base is greater than the compensation limit the plan assumes you will hit all 401K limits on base deferrals and therefore you receive dollar for dollar match up to 6% of STI deferred amount.

Profit-Sharing Contributions

Verizon Wireless may, in its sole discretion, decide to make a profit-sharing contribution to your EDP account if you would be eligible for such a contribution under the Savings Plan. Your EDP account will be credited with an amount, if any, equal to the profit-sharing contribution you would have received under the Savings Plan, if not for the limits imposed by the IRS, less any profit-sharing contributions you actually received under the Savings Plan.

Vesting

Similar to our Savings Plan, when you complete three years of employment with Verizon Wireless you will become fully vested in all matching contributions, profit sharing contributions, and the earnings on such contributions credited under the EDP. You will also become fully vested in all amounts credited to your EDP account if you die or become totally and permanently disabled (as defined in the EDP), or a “Change in Control” of Verizon Wireless occurs (as defined in the EDP).

You will forfeit any unvested portion of your EDP account if you resign or if your employment with Verizon Wireless or any of its affiliates terminates for Cause (as defined on the next page).

Unless Verizon Wireless determines otherwise, “Cause” means a finding by the Plan Administrator that you:

•	Breached your employment contract with Verizon Wireless or any of its affiliates;

•	Violated the Employee Code of Business Conduct or other similar policies of Verizon Wireless or any of its affiliates;

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Engaged in disloyalty to Verizon Wireless or any of its affiliates, including, without limitation, fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of your employment;

•	Disclosed trade secrets or confidential information of Verizon Wireless or any of its affiliates to persons not entitled to receive such information;

•	Breached any written non-competition or non-solicitation agreement between you and Verizon Wireless or any of its affiliates;

•	Engaged in Competitive Activities (as defined below); or

•	Engaged in such other behavior detrimental to the interests of Verizon Wireless or any of its affiliates.

“Competitive Activities” are business activities engaged in at any time in the wireless communications industry within the geographic area where Verizon Wireless or any other participating company operates relating to products or services similar to those of Verizon Wireless or any other participating company (including products or services Verizon Wireless or any other participating company planned to offer under any Business Plan approved by the Board prior to the termination of your employment).

Investment Tracking Options

Except for certain fixed matching contributions (see below), amounts credited to your EDP account will track the hypothetical investments that you choose from the options offered by the Plan Administrator.

You may change the investment choices of future amounts credited to your EDP account on a daily basis and/or reallocate the hypothetical investment of amounts already credited to your EDP account on a daily basis on-line at www.401k.com or by calling the Verizon Wireless Service Center at 1-800-295-4015.

If you do not make an investment election for your EDP account, your EDP account balance will be deemed to earn interest at a rate equal to the “Cash Account Moody’s” investment option, an investment that tracks the average yield of long-term, high-grade corporate bonds as reported by Moody’s Investors Service, or such other yield designated by the Plan Administrator.

Distributions

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Your distribution election is very important. You may change it only once, if certain conditions are met, after your initial election. Your initial distribution election must be made during enrollment.

•	Distribution # 1 – “Initial Distribution Election”

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You must make an initial distribution election no later than the last day of mid-year enrollment for your STI elections and no later than the last day of year-end enrollment for your base salary and commission elections.

•	If you do not make a distribution election on or before the end of the enrollment period your election will default to a cash lump sum distribution at time of separation from employment.

•	You may choose a fixed year distribution date provided, a future fix year distribution election date can be no earlier than January 1, 2011.

•	You may also choose distribution upon separation from service.

***	Acceleration of distribution is strictly prohibited unless subject to Hardship Withdrawal requirements.

•	Distribution Election # 2 – “Subsequent Distribution Election” Option for Date-Based Elections

•	If your initial distribution election is date based, you may make one change to that distribution date, provided the new distribution date:

•	Is submitted at least 12 months prior to the initial distribution election date, and

•	Is effective no earlier than 5 years after the initial distribution election date.

•	If these restrictions are not met your subsequent distribution election will be cancelled.

•	Distribution Options

•	Retirement

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You may elect to receive either a cash lump sum payment or cash installments over 2 to 20 years in the event that you qualify for retirement (55 years of age with 10 years of service) at time of separation of employment. You may elect annual, quarterly, or monthly installments and elect to delay payments up to 12 months from the effective date of your retirement.

•	If your EDP account balance is not at least $100,000 at the time of your retirement, you will receive a cash lump-sum payment.

•	Future Fixed Year Distribution - Specific future date no earlier than January 1, 2011. Payments must be made in a cash lump sum.

•	Separation of Employment

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Your distribution election will default to a cash lump sum payment made by the last day of January of the calendar year after the calendar year in which you terminate employment if you separate from service prior to reaching your future fixed year distribution date, or prior to becoming retirement eligible.

Change in Control

If a Change in Control occurs on or after January 1, 2008, you will receive payment of your entire EDP account balance in a cash lump-sum payment, unless you elected to defer receipt through a subsequent distribution election. The EDP generally will follow the “Change in Control” definition in the ESP except to the extent that federal tax and other applicable laws require a different definition to be applied.

Income Taxes

Distributions are included in your gross income for federal income tax purposes in the year received and are subject to income tax withholding. State and local taxes may also apply to distributions from the EDP.

Unlike the qualified Savings and Retirement Plan, you cannot “rollover” money disbursed from the EDP in to other retirement plans such as an IRA.

FICA

Your base salary, STI, and commission amounts deferred under the EDP are subject to Social Security and Medicare taxes at time of deferral. Verizon Wireless contributions (fixed matching and profit sharing contributions) credited to your account are subject to Social Security and Medicare taxes as soon as they are credited or become vested. Interest deemed credited on amounts in your EDP account that have already been subject to Social Security and Medicare taxes are not subject to such taxes.

Hardship Withdrawals

Hardship withdrawals will be permitted only in the event of an “unforeseeable emergency” as defined by law and Treasury Regulations and is further subject to the discretionary approval of the Plan Administrator.

The EDP imposes a penalty on the account of a participant who takes a hardship withdrawal. The penalty is a 6% reduction in the amount otherwise eligible for withdrawal.

Generally, upon receipt of a written application for a withdrawal, the Plan Administrator, in his sole discretion, may direct that all or a portion of the vested value of the account be distributed if the request is on account of an unforeseeable emergency. In general, hardship withdrawals are permitted for a severe financial hardship to the participant resulting from:

•	an illness or accident of the participant or the participant’s spouse or dependent;

•	a casualty loss; or

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other similar extraordinary and unforeseeable circumstances beyond the participant’s control, such as imminent foreclosure on or eviction from the participant’s primary residence or the need to pay funeral expenses of a participant’s spouse, beneficiary or dependent.

Hardship withdrawals are paid in cash in a lump sum. They are limited to the amount needed to satisfy the emergency need.

Death Benefits

In the event of your death while you are receiving payment from the EDP, your designated beneficiary will receive the amount remaining in your account in a cash lump sum payment.

You may designate a primary and/or contingent beneficiary for the EDP. In the event you do not make a beneficiary designation, your beneficiary will be your surviving spouse or your estate if you are not married.

Right to Terminate or Amend

Verizon Wireless may terminate or amend the EDP at any time in any manner whatsoever. However, no amendment or termination may operate to reduce your EDP account.

This document is intended to provide you with general information about the Executive Deferral Plan. In the event of any conflict between this information and the terms of the EDP plan documents, the specific terms of the EDP will govern. Verizon Wireless reserves the right to amend, or terminate the EDP at any time and without prior notice. The EDP is intended to comply with Section 409A of the Internal Revenue Code of 1986, which imposes requirements on “non-qualified” plans of deferred compensation, and will be administered and construed so as to comply.

Information was provided by Verizon Wireless. Fidelity Investments is not responsible for its content.